                                                                   Exhibit 10.15

                             THIRD AMENDMENT TO THE
                         YORK INTERNATIONAL CORPORATION
                      EXECUTIVE DEFERRED COMPENSATION PLAN

     Pursuant to the powers of amendment reserved to the Compensation Committee under Article X of the York International Corporation Executive Deferred Compensation Plan (the "Plan"), the Plan is hereby amended, effective as of October 1, 1999, as follows:

     1. Section 12.1(b) is hereby amended and restated in its entirety to read as follows:

               "Only Salary Deferrals, Bonus Deferrals and Directors' Fee Deferrals shall be allocable to the York Stock Fund."

     2. Section 12.1(c) is hereby amended and restated in its entirety to read as follows:

               "A Participant may provide the Administrative Committee with investment allocation directions, pursuant to such procedures set forth by the Administrative Committee from time to time, that direct that all or a portion of the Participant's Salary Deferrals, Bonus Deferrals, and Directors' Fee Deferrals be allocated to the York Stock Fund. Any such investment allocation direction shall be prospective in nature and shall apply only to Salary Deferrals, Bonus Deferrals and Directors' Fee Deferrals allocated to the Participant's Account after delivery of such investment allocation direction to the Administrative Committee. Notwithstanding the immediately preceding sentence, (i) any Participant in the Plan on January 1, 1995, may make a one-time election to have reallocated to the York Stock Fund all or a portion of the Directors' Fee Deferrals allocated to another investment fund as of the time of such election, provided that the Participant delivers a written investment allocation direction to the Administrative Committee on or before January 31, 1995; and (ii) any Participant in the Plan on October 1, 1999, may make a one-time election to have reallocated to the York Stock Fund all or a portion of the Salary Deferrals and Bonus Deferrals allocated to another investment fund as of the time of such election, provided that the Participant delivers a written investment allocation direction to the Administrative Committee on or before October 31, 1999.

     3. Section 12.1(d) is hereby amended and restated in its entirety to read as follows:

               "A Participant's Deferred Compensation allocated to the York Stock Fund may not be reallocated to another investment fund."

     4. Section 12.1(g)(i) is hereby amended and restated in its entirety to read as follows:

               "The bookkeeping account for a Participant shall be credited, as of the day the applicable deferred salary, deferred bonus or deferred directors' fee would otherwise have been payable to the Participant, with units equal to the number of shares of York Common Stock (including fractions of a share) that could have been purchased with the amount of such Salary Deferrals, Bonus Deferrals or Directors' Fee Deferrals at the average of the closing sales prices of York Common Stock as reported on the New York Stock Exchange for the ten trading days immediately preceding the date as of which the bookkeeping account is so credited."



     The York International Corporation Executive Deferred Compensation Plan, as amended by this Second Amendment effective as of October 1, 1999, is hereby ratified and confirmed in all respects.

     IN WITNESS WHEREOF, the Compensation Committee has caused this Second Amendment to be executed as of the __ day of September, 1999.


                                    The Compensation Committee of the Board of
                                    Directors of York International Corporation


                                    By:   ______________________________

Attest:

________________________